Exhibit 99.2

Newfield Reports Fourth Quarter and Full-Year 2009
Financial and Operating Results

FOR IMMEDIATE RELEASE

Houston – February 16, 2010 – Newfield Exploration Company (NYSE: NFX) today reported its unaudited fourth quarter and full-year 2009 financial and operating results. The press releases reporting our results and our year-end 2009 reserves are available in the investor relations section of our website at http://www.newfield.com. Newfield will be hosting a conference call at 8:30 a.m. (CST) on February 17. To participate in the call, dial 719-457-2088 or listen through the investor relations section of our website at http://www.newfield.com.

Fourth Quarter 2009

For the fourth quarter of 2009, Newfield recorded net income of $113 million, or $0.86 per diluted share (all per share amounts are on a diluted basis). Net income includes the effect of a net unrealized loss on commodity derivatives of $112 million ($73 million after-tax). Without the effect of this item, net income for the fourth quarter of 2009 would have been $186 million, or $1.40 per share.

Revenues in the fourth quarter of 2009 were $414 million. Net cash provided by operating activities before changes in operating assets and liabilities was $442 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.

Newfield’s production in the fourth quarter of 2009 was 65 Bcfe. Natural gas production in the fourth quarter of 2009 was 46 Bcf, an average of nearly 500 MMcf/d. Newfield’s oil liftings in the fourth quarter of 2009 were 3.1 MMBbls, or an average of approximately 34,200 BOPD. Capital expenditures in the fourth quarter of 2009 were approximately $478 million.

Full-Year 2009

For 2009, Newfield recorded a net loss of $542 million, or $4.18 per diluted share. The loss includes the impact of the following items:

•
a $1.3 billion ($854 million after-tax), or $6.49 per share, reduction in the carrying value of oil and gas properties due to significantly lower gas prices at the end of the first quarter of 2009 compared to year end 2008. This non-cash adjustment resulted from the application of full cost accounting rules. (Using the quarter-end natural gas price of $3.63 per MMBtu, the Company’s total estimated proved reserves were negatively impacted by approximately 400 Bcfe. The revision was primarily related to proved undeveloped reserves in the Mid-Continent and Rocky Mountain regions); and

•	a net unrealized loss on commodity derivatives of $604 million ($387 million after-tax), or $2.94 per share; and
•	recognition of a $24 million tax benefit, or $0.18 per share, associated with deferred tax assets in Malaysia.

Without the effect of these items, the Company would have reported net income in 2009 of $676 million, or $5.13 per share.

Revenues for 2009 were $1.3 billion. Net cash provided by operating activities before changes in operating assets and liabilities was $1.7 billion. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.

Newfield’s production for the full year of 2009 was 257 Bcfe, an increase of 9% over 2008 production volumes. Capital expenditures for 2009 were $1.4 billion.

Highlights

•
2009 Proved Reserves Increase 23% over prior year – Newfield’s proved reserves at year-end 2009 were 3.6 Tcfe. The Company added 1.3 Tcfe of new reserves, of which about half were related to recent changes in Securities and Exchange Commission (SEC) reserve reporting rules expanding proved undeveloped reserve locations beyond one offset. The Company replaced approximately 250% of its 2009 production with the addition of new reserves (excluding the impact of the new SEC rules). Approximately 53% of the Company’s proved reserves were proved developed and 72% were natural gas.

Proved reserves in Newfield’s two largest divisions – the Mid-Continent and Rocky Mountains – increased 34% and represent more than 80% of the Company’s total proved reserves. The Company’s proved reserve life index is approximately 14 years, reflecting continued growth in longer-lived resource plays. A separate release was issued today with complete information on proved reserves and capital investments in 2009.

•	Company Adds >500,000 Net Acres in Resource Plays – Over the last six months, the Company added more than a half-million acres in developing resource plays.

o
TXCO Resources – On February 11, 2010, Newfield purchased a package of assets from TXCO Resources, Inc. for $215 million. Newfield now owns interests in 300,000 net acres in the Maverick Basin of southwest Texas with multiple geologic targets, including the Eagle Ford and Pearsall Shale plays. Newfield expects to drill about 25 wells on the acreage in 2010.

o
Blackfeet Nation Venture – In late 2009, Newfield reached an agreement with the Blackfeet Nation, adding approximately 156,000 net acres in the Southern Alberta Basin. Including its existing position, Newfield now owns interests in 221,000 net acres in Glacier County, Montana. The area is geologically similar to the Williston Basin and is prospective in the oil bearing Bakken, Three Forks and Lodgepole formations. Newfield expects to drill up to 10 operated exploratory wells on the acreage, with the first well expected to spud in April 2010.

o
Marcellus Shale Entry – In October 2009, Newfield signed a joint exploration agreement with Hess Corporation and today owns an interest in approximately 35,000 net acres in Susquehanna and Wayne Counties, Pennsylvania. Newfield expects to drill 6-10 assessment wells on the acreage, beginning in mid-2010.

•
Mid-Continent Production Grew 18% in 2009; Expected to Grow 20% in 2010 – Gross production from the Mid-Continent continues to grow and is currently more than 500 MMcfe/d, or approximately 320 MMcfe/d net. The Company’s major plays in the division are the Granite Wash and the Woodford Shale.

o
Continued Success in Granite Wash Horizontal Drilling Program, First 12 Wells Average Initial Production of 20 MMcfe/d – Newfield continues to run four operated rigs in the Granite Wash. All of the rigs are currently drilling in Wheeler County, Texas. Newfield has an approximate 75% working interest in Stiles Ranch, the Company’s largest producing asset in the play. Newfield expects to drill about 20 wells in the play in 2010 and to test 4-6 additional horizons within the Granite Wash section. The Company owns interests in approximately 40,000 net acres in the play.

In mid-2009, Newfield announced that its first seven horizontal wells in Stiles Ranch had an average gross initial production rate of 22 MMcfe/d. In late 2009/early 2010, Newfield completed six additional horizontal test wells and the results are listed below. The average initial production rate of the first 12 horizontal wells in the Granite Wash play is 20 MMcfe/d (gross). Our 13th well recently commenced production at 13.8 MMcfe/d and the rate continues to increase. The six recent wells below were completed in the dry gas Atoka formation.

Well Name	IP Rate (MMcfe/d)	Lateral Length	Working Interest

D Britt 4-4H	11.4	4,500’	84%
D Britt 4-5H	14.8	4,700’	83%
Britt 8-4H	17.2	4,300’	66%
Britt 8-5H	20.0	4,200’	65%
Britt 7-9H	22.7	4,500’	51%
Britt 8-6H*	13.8	4,300’	66%
*commenced production this week and rate continues to increase following recent fracture stimulation

o
Woodford Shale – Production recently reached a record of 329 MMcfe/d gross operated (191 MMcfe/d net) and is benefiting from the recent completion of wells drilled in late 2009. The Company plans to run 6-8 operated rigs in the Woodford in 2010 and to drill approximately 50 horizontal wells. The Woodford is expected to grow about 25% in 2010.

o
Focus on Super-Extended Laterals (SXLs) in 2010 – The Company expects that about one-third of its 2010 wells in the Woodford will be SXLs (lateral lengths greater than 5,000’). Newfield expects that its average Woodford lateral length in 2010 will be approximately 6,000’, up from approximately 5,000’ in 2009 and 2006-07 average of less than 2,500’.

To date, the Company has drilled 11 SXLs with an average lateral length of nearly 9,000’. As previously reported, the first five SXL wells had average initial production rates of approximately 10 MMcfe/d gross. The remainder of the SXLs (6) is in various stages of completion.

•
Company Expects Monument Butte Production to Grow 15% in 2010 – With an increase to five operated rigs, Newfield expects that its Monument Butte oil production will grow 15% in 2010. Located in the Uinta Basin of Utah, this is the Company’s largest oil asset. Gross oil production from Monument Butte is about 17,000 BOPD. The Monument Butte field area covers approximately 180,000 net acres (including 63,000 net Ute Tribal acres). The Company expects to drill approximately 275 wells in 2010.

o
Recent Success on Ute Tribal Acreage Contributing to Monument Butte Growth – Over the last year, Newfield has drilled 75 wells on Ute Tribal acreage, located north and adjacent to Monument Butte. Two of the Company’s five operated rigs are running on the Ute Tribal acreage where recent drilling has encountered thicker Green River formations than previously estimated. Newfield’s interest on the Ute Tribal acreage is approximately 70%. Several of the recent completions are significant “step outs” from existing development areas and initial production rates have ranged from 100 – 1,500 BOPD (gross). There are more than 1,300 producing wells in the Monument Butte field. Newfield has drilled more than 900 wells since the field was acquired in 2004. The average initial gross production rate for a typical Monument Butte well has ranged from 65 – 80 BOPD.

•
Three Operated Rigs Planned for 2010 Williston Basin Program – Newfield expects to run three operated rigs in the Williston Basin throughout 2010. Newfield has approximately 150,000 net acres in prospective development areas, located primarily on the Nesson Anticline and west of the Nesson. In addition, Newfield owns interest in approximately 54,000 net acres in the Elm Coulee field. Newfield has drilled 14 successful oil wells in the North Dakota portion of the Williston Basin since entering the region in late 2007. The planned 2010 program will consist of development drilling along the Nesson (Westberg and Lost Bear areas) as well as continued assessment of areas west of the Nesson. Recent significant drilling results include:

Well Name	IP Rate (BOEPD)	Lateral Length	Working Interest
Clear Creek State 1-36H	1,300	3,932’	50%
Arkadios 1-18H	1,686	4,079’	59%
Manta Ray	Completing	4,043’	99%

•
2009 Malaysian Oil Production Up 40% over 2008 – Newfield’s Malaysian production benefited from its PM 323 developments – East Belumut and Chermingat. Total liftings from Malaysia in 2009 totaled 5.3 MMBbls, or 14,500 BOPD net. The Company is currently drilling the sixth of seven planned development wells in the East Belumut field.

•
Jade Exploration Test Unsuccessful – In early 2010, Newfield drilled an unsuccessful wildcat on a fault separated structure northeast of its existing Pearl field development, located in the Pearl River Mouth Basin, offshore China. The well was drilled for approximately $10 million. The Newfield operated Pearl development is underway with first production expected in late 2012.

•
Deepwater Gulf of Mexico Update – Newfield has five deepwater developments underway in the deepwater Gulf of Mexico which are expected to provide significant future production growth. An update on each of developments can be found in the @NFX publication. The Company expects to participate in the drilling of 2-3 deepwater wells in 2010. Highlights from 2009 and recent events in deepwater include:

o
Fastball – Located at Viosca Knoll 1003, Fastball commenced production in the fourth quarter of 2009 and is currently producing 41 MMcf/d and 3,000 BOPD gross (approximately 60 MMcfe/d). Newfield operates Fastball with a 66% working interest.

o
Pyrenees Complex – In the second quarter of 2009, Newfield announced a significant operated discovery on its Pyrenees prospect, located at Garden Banks 293. Newfield operates the development with a 40% working interest. Development of the field is underway with first production expected in late 2011. Newfield has an 11-block area around Pyrenees with several remaining prospects. The Saluki prospect, located at Garden Banks 425, is expected to spud in February 2010. Newfield will operate the Saluki prospect with a 50% working interest (35% cost interest).

o
Axe – Newfield expects to participate in the non-operated Axe prospect, which is expected to spud in March 2010. Axe is located at Desoto Canyon 4, in close proximity to the Company’s 2008 Dalmatian discovery. Dalmatian’s development is underway with first production expected in 2011. Newfield has a 23% interest in Axe and a 37.5% interest in Dalmatian.

2010 Production Guidance

Our production for 2010 is expected to be 278 – 288 Bcfe, an increase of 8 – 12% over 2009. In 2010, we will invest approximately 70% of our budget, or approximately $1 billion, in domestic resource plays. More than one-third of the budget will be directed to oil plays. Production by area is shown in today’s @NFX publication.

2010 Capital Budget, Hedging and Liquidity

Newfield’s 2010 capital budget is $1.6 billion (including approximately $124 million in capitalized interest and overhead). This budget approximates the Company’s estimate of 2010 cash flow from operations and includes approximately $100 million for planned activities on the acreage recently acquired in the Maverick Basin of Texas. The budget excludes our $215 million purchase price for our recent acquisition of assets in the Maverick Basin from TXCO Resources, Inc. As a comparison, Newfield invested $1.4 billion in 2009. Newfield plans to provide a detailed overview of its 2010 investments and activities by area in its conference call on February 17. Following Newfield’s recent issuance of senior subordinated notes, Newfield has no outstanding borrowings under its $1.25 billion credit facility.

Approximately 70% of the Company’s expected 2010 gas production is hedged at a weighted average minimum price of approximately $6.60 per MMbtu.  Approximately 65% of the Company’s expected 2010 domestic oil production is hedged at a weighted average minimum price of approximately $108.00 per barrel. Complete details on Newfield’s hedge position can be found on the Company’s website in the @NFX publication.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated first quarter 2010 results, estimated capital expenditures, cash flow, production and cost reductions, drilling and development plans and the timing of activities, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability and cost of capital resources, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

4Q09 Actual Results
	4Q09 Actual
	Domestic	Int’l	Total
Production/Liftings
Natural gas – Bcf	45.7	–	45.7
Oil and condensate – MMBbls	1.7	1.4	3.1
Total Bcfe	56.2	8.4	64.6

Average Realized Prices Note 1
Natural gas – $/Mcf	$6.72	$–	$6.72
Oil and condensate – $/Bbl	$102.45	$77.43	$91.31
Mcf equivalent – $/Mcfe	$8.71	$12.91	$9.27

Operating Expenses: Note 2
Lease operating
Recurring ($MM)	$45.7	$12.1	$57.8
per/Mcfe	$0.83	$1.43	$0.91
Major (workovers, repairs, etc.) ($MM)	$5.4	$3.9	$9.3
per/Mcfe	$0.10	$0.47	$0.15

Production and other taxes ($MM)	$9.3	$15.5	$24.8
per/Mcfe	$0.17	$1.84	$0.39

General and administrative (G&A), net ($MM)	$36.4	$1.8	$38.2
per/Mcfe	$0.66	$0.21	$0.60

Capitalized internal costs ($MM)			$(18.7)
per/Mcfe			$(0.29)

Interest expense ($MM)			$30.8
per/Mcfe			$0.48

Capitalized interest ($MM)			$(12.7)
per/Mcfe			$(0.20)

Note 1: Average realized prices include the effects of hedging contracts. If the effects of these contracts were excluded, the average realized price for total gas would have been $4.21 per Mcf and the total oil and condensate average realized price would have been $71.29 per barrel.

Note 2: Recurring lease operating expense includes transportation expense.

1Q10 Estimates
1Q10 Estimates
	Domestic	Int’l	Total
Production/Liftings
Natural gas – Bcf	45.6 – 50.4	–	45.6 – 50.4
Oil and condensate – MMBbls	1.6 – 1.7	1.3 – 1.4	2.9 – 3.1
Total Bcfe	54.9 – 60.7	7.7 – 8.5	62.6 – 69.2

Average Realized Prices
Natural gas – $/Mcf	Note 1
Oil and condensate – $/Bbl	Note 2	Note 3
Mcf equivalent – $/Mcfe

Operating Expenses:
Lease operating
Recurring ($MM)	$54.9 - $60.7	$14.2 - $15.7	$69.1 - $76.4
per/Mcfe	$1.01 - $1.03	$1.82 - $1.86	$1.11 - $1.13
Major (workover, repairs, etc.) ($MM)	$9.1 - $10.1	$0.4 - $0.5	$9.5 - $10.5
per/Mcfe	$0.16 - $0.17	$0.04 - $0.05	$0.15 - $0.16

Production and other taxes ($MM)Note 4	$17.1 - $18.9	$11.7 - $12.9	$28.8 - $31.8
per/Mcfe	$0.31 - $0.32	$1.50 - $1.53	$0.46 - $0.47

General and administrative (G&A), net ($MM)	$34.2 - $37.8	$1.1 - $1.2	$35.3 - $39.0
per/Mcfe	$0.63 - $0.64	$0.14 - $0.15	$0.57 - $0.58

Capitalized internal costs ($MM)			$(19.4 - $21.5)
per/Mcfe			$(0.31 - $0.32)

Interest expense ($MM)			$39.0 - $43.1
per/Mcfe			$0.62 - $0.64

Capitalized interest ($MM)			$(11.5 - $12.7)
per/Mcfe			$(0.18 - $0.19)

Tax rate (%)Note 5			35% - 37%

Income taxes (%)
Current			14% - 16%
Deferred			84% - 86%

Note 1: The price that we receive for natural gas production from the Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, typically averages $0.25 - $0.50 per MMBtu less than the Henry Hub Index. Realized natural gas prices for our Mid-Continent properties, after basis differentials, transportation and handling charges, typically average 85-90% of the Henry Hub Index.
Note 2: The price we receive for our Gulf Coast oil production typically averages about 90-95% of the NYMEX West Texas Intermediate (WTI) price. The price we receive for our oil production in the Rocky Mountains is currently averaging about $12-$14 per barrel below the WTI price. Oil production from our Mid-Continent properties typically averages 80-85% of the WTI price.
Note 3: Oil sales from our operations in Malaysia typically sell at a slight discount to Tapis, or about 90-95% of WTI. Oil sales from our operations in China typically sell at $4-$6 per barrel less than the WTI price.
Note 4: Guidance for production taxes determined using $70/Bbl oil and $5.50/MMBtu gas.
Note 5: Tax rate applied to earnings excluding unrealized gains or losses on commodity derivatives.

CONSOLIDATED STATEMENT OF INCOME (Unaudited, in millions, except per share data)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2009	2008	2009	2008

Oil and gas revenues	$414	$338	$1,338	$2,225

Operating expenses:
Lease operating	67	81	259	265
Production and other taxes	25	3	63	157
Depreciation, depletion and amortization	147	193	587	697
General and administrative	38	36	144	141
Ceiling test writedown	—	1,863	1,344	1,863
Other	—	4	8	4
Total operating expenses	277	2,180	2,405	3,127

Income (loss) from operations	137	(1,842)	(1,067)	(902)

Other income (expenses):
Interest expense	(31)	(29)	(126)	(112)
Capitalized interest	12	17	51	60
Commodity derivative income	63	655	252	408
Other	1	1	5	11
Total other income (expenses)	45	644	182	367

Income (loss) before income taxes	182	(1,198)	(885)	(535)

Income tax provision (benefit)	69	(409)	(343)	(162)

Net income (loss)	$113	$(789)	$(542)	$(373)

Income (loss) per share:
Basic --	$0.87	$(6.09)	$(4.18)	$(2.88)

Diluted --	$0.86	$(6.09)	$(4.18)	$(2.88)

Weighted average number of shares outstanding for basic income (loss) per share	130	130	130	129
Weighted average number of shares outstanding for diluted income (loss) per share *	133	130	130	129
* Had we recognized net income for the three month period ended December 31, 2008 and the twelve month periods ended December 31, 2009 and 2008, the weighted average number of shares outstanding for the computation of diluted earnings per share would have increased by 1 million, 2 million and 3 million shares, respectively.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited, in millions)	December 31, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$78	$24
Derivative assets	269	663
Other current assets	546	519
Total current assets	893	1,206

Property and equipment, net (full cost method)	5,247	5,758
Derivative assets	19	247
Other assets	95	94
Total assets	$6,254	$7,305

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$873	$1,085

Other liabilities	142	92
Long-term debt	2,037	2,213
Deferred taxes	434	658
Total long-term liabilities	2,613	2,963

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	1,389	1,335
Treasury stock	(33)	(32)
Accumulated other comprehensive loss	(11)	(11)
Retained earnings	1,422	1,964
Total stockholders’ equity	2,768	3,257
Total liabilities and stockholders’ equity	$6,254	$7,305

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited, in millions)	For the Twelve Months Ended December 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(542)	$(373)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	587	697
Deferred tax benefit	(391)	(198)
Stock-based compensation	28	26
Ceiling test and other impairments	1,344	1,863
Commodity derivative income	(252)	(408)
Cash receipts (payments) on derivative settlements	883	(750)
	1,657	857
Changes in operating assets and liabilities	(79)	(3)
Net cash provided by operating activities	1,578	854

Cash flows from investing activities:
Additions to oil and gas properties and other, net	(1,376)	(2,301)
Net redemptions of investments	20	48
Net cash used in investing activities	(1,356)	(2,253)

Cash flows from financing activities:
Net proceeds (repayments) under credit arrangements	(176)	561
Net proceeds from issuance of senior subordinated notes	—	592
Other	8	20
Net cash provided by (used in) financing activities	(168)	1,173

Increase (decrease) in cash and cash equivalents	54	(226)
Cash and cash equivalents, beginning of period	24	250

Cash and cash equivalents, end of period	$78	$24

Explanation and Reconciliation of Non-GAAP Financial Measures
Earnings Stated Without the Effect of Certain Items
Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts.

A reconciliation of earnings for the fourth quarter and full year 2009 stated without the effect of certain items to net income is shown below:
	4Q09	2009
	(in millions)
Net income	$113	$(542)
Ceiling test writedown	—	1,344
Net unrealized loss on commodity derivatives (1)	112	604
Income tax adjustment for above items	(39)	(706)
Tax benefit associated with deferred tax assets in Malaysia	—	(24)
Earnings stated without the effect of the above items	$186	$676

(1) The determination of “Net unrealized loss on commodity derivatives” for the fourth quarter and full year 2009 is as follows:

	4Q09	2009
	(in millions)
Commodity derivative income	$63	$252
Cash receipts on derivative settlements	(182)	(883)
Option premiums associated with derivatives settled during the period	7	27
Net unrealized loss on commodity derivatives	$(112)	$(604)

Net Cash Provided by Operating Activities Before Changes in Operating Assets and Liabilities
Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

	4Q09	2009
	(in millions)
Net cash provided by operating activities	$361	$1,578
Net change in operating assets and liabilities	81	79
Net cash provided by operating activities before changes in operating assets and liabilities	$442	$1,657